Exhibit 10(a)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form N-4 (the “Registration Statement”) of our report dated April 10, 2015, relating to the financial statements of Prudential Discovery Premier Group Variable Contract Account, which appear in such Registration Statement. We also consent to the use in this Registration Statement of our report dated March 27, 2015 relating to the consolidated financial statements of The Prudential Insurance Company of America and its subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 25, 2015